Eden Energy Corp.
Suite 1925 – 200 Burrard St.
Vancouver BC
V6C 3L6

March 28, 2007

Cedar Strat
511 West Robins St.
Eureka, NV 898316-0942
Attention: Mr. Alan Chamberlain

RE: Amendment to Diamond Range Participation Agreement and Assignment of Acreage
(Eureka, White Pine and Elko Counties, Nevada)

Gentlemen:

Eden Energy Corporation ("Eden"), as successor in interest to Fort Scott Energy Corporation, a Nevada corporation ("Fort Scott"), proposes an Amendment to the Participation Agreement (Diamond Play, Nevada) between Cedar Strat Corporation, a Nevada corporation ("Cedar Strat"), and Fort Scott, dated April 26, 2004 ("Participation Agreement), as follows:

Whereas, Section 6.1.b of the Participation Agreement provides, "Two wells will be drilled, the first in the 12 months after the initial two year exploration phase of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months to the shallower of the base of the sub-thrust Devonian Simonson Formation or a depth of 17,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Fort Scott during this two year development period."

The parties agree to amend Section 6.1.b of the Participation Agreement to read as follows:

> *"Participant shall designate four prospect areas within the Diamond Play each comprising four (4) contiguous townships (hereinafter "Prospect Areas"). Prospect Areas shall be designated Prospect Area 1 to 4 (or any such other names as may be given) from north to south along the Diamond Play AMI, further defined as*
> *Prospect 1- Townships 26N 54E, 26N 55E, 25N 54E, 25N 55E*
> *Prospect 2 - Townships 24N 54E, 24N 55E, 23N 54E, 23N 55E*
> *Prospect 3 - Townships 22N 54E, 22N 55E, 21N 54E, 21N 55E*
> *Prospect 4 - Townships 20N 54E, 20N 55E, 19N 54E, 19N 55E*

Participant shall sequentially work its way from Prospect Area 1 to Prospect Area 4 by either 1) electing to drill an initial test well (hereinafter "Initial Test Well") within the designated Prospect Area, 2) electing to drill a subsequent well or wells (hereinafter "Subsequent Well(s)") within the designated Prospect Area or 3) electing to shoot a seismic program of no less than twenty-five (25) linear miles (hereinafter "Seismic Program") in the next sequential untested Prospect Area. Participant shall initiate its sequential work by drilling an Initial Test Well in Prospect Area 1 to a depth of approximately 7,000 to 9,000 feet by no later than November 30, 2008.

Drilling or seismic operations shall begin within each specified Prospect Area no later than 12 months following Participant's required election date as described below, unless extended by both parties acting reasonably. Should Participant be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, delay or failure to issue permits, application of lease and permitting stipulations, labor disputes, war, the inability to secure workers, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment, drilling rig(s), drilling tools, seismic permits and crews, materials or transportation, governmental inaction, hindrance or delay or any other cause not enumerated herein but which is beyond the normal control of the Party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected party gives the other part hereto prompt notice describing the Force Majeure situation in reasonable detail and exercises all reasonable diligence to remove the cause of Force Majeure. The rights and obligations set forth in this Agreement shall also be subject to being suspended in accordance with the Federal oil and gas lease stipulations, rules and regulations.

Participant shall have ninety (90) days from release of the either the drilling rig or completion rig, whichever is later, of the Initial Test Well in the designated Prospect Area, to elect to either drill a Subsequent Well(s) in the Prospect Area or shoot a Seismic Program in the next untested Prospect Area. Participant shall have 180 days from the release of the seismic crew to elect to drill an Initial Test Well in the newly designated Prospect Area or elect to shoot a Seismic Program in the next untested Prospect Area.

If Participant drills an Initial Test Well or Subsequent Well(s) to the base of the sub-thrust Devonian Formation or 17,000 feet, whichever is shallower, Participant retains all of its rights, title and interest in all leases and lands within that particular Prospect Area.

In each Prospect Area that Participant drills an Initial Test Well or Subsequent Well(s) to a depth shallower than the base of the sub-thrust Devonian or 17,000 feet, Participant shall retain all of its rights, title and interest in all leases and lands

within the Prospect Area, to a depth of 1000 feet below the base of the deepest Formation penetrated. As described above, if Participant elects not to drill a Subsequent Well, Participant shall offer all deeper rights in the leases within the Prospect Area to Cedar Strat and Cedar Strat shall have 90 days from receipt of such notice in which to exercise this option. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances., Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Should Participant elect not to drill an Initial Test Well in Prospect Areas 2,3,or 4 it shall, at Cedar Strat's option, relinquish and assign to Cedar Strat, all of its right, title and interest in all leases and lands subject to the Participation Agreement lying within the Prospect Area, within 90 days after receiving written notice from Cedar Strat of its intent to exercise its option. Cedar Strat's right to exercise its option shall also be for a 90 day period after receiving written notice from Participant of its election not to drill the Prospect Area. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances. Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Participant during this development period, except on any acreage which Cedar Strat may elect to acquire pursuant to the exercise of its options described in this section or Section 5 of the Participation Agreement.

It is agreed and understood by the parties hereto that nothing in this Amendment shall prohibit Eden or its partners from drilling more wells than are set forth above. It is also understood that an Industry Partner is essential, thus Participant has until May 1, 2007 to secure an Industry Partner, which if required may be extended by both parties acting reasonably. It is understood any and all drilling and well information gained by the Participant, i.e. logs, cuttings, testing results, etc., will be provided to Cedar Strat in a timely manner.

In all other respects the Participation Agreement remains in full force and effect.

If the terms of this letter are acceptable, please sign both copies of this letter, returning one to the undersigned.

Yours truly,

Don Sharpe,
Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this _____ day of March, 2007

Cedar Strat Corporation

By:_________________________, its President

Agreed to and accepted this 29 day of March, 2007

Fort Scott Energy Corp.

By:_________________________, its President

Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this 29 ~~__~~ day of March ~~__~~, 2007

Cedar Strat Corporation

By: ______________________, its ~~President~~ SECRETARY & GENERAL COUNSEL

Agreed to and accepted this _____ day of March ~~28~~, 2007

Fort Scott Energy Corp.

By: ______________________, its President

Eden Energy Corp.
Suite 1925 – 200 Burrard St.
Vancouver BC
V6C 3L6

March 1, 2007

Cedar Strat
511 West Robins St.
Eureka, NV 898316-0942
Attention: Mr. Terry Kemp

RE: Amendment to Diamond Range Participation Agreement and Assignment of Acreage (Eureka, White Pine and Elko Counties, Nevada)

Dear Terry:

In reference to the attached Amendment to Diamond Range Participation Agreement and Assignment of Acreage ("Amendment") and numerous conversations regarding its development and execution, between Eden Energy Corporation ("Eden"), as successor in interest to Fort Scott Energy Corporation, a Nevada corporation ("Fort Scott") and Cedar Strat Corporation, a Nevada corporation ("Cedar Strat"), Eden proposes the following:

Whereas Eden understands that it is a priority for Cedar Strat that Eden assign to Cedar Strat its interest in certain leases in the Cherry Creek and Diamond plays as referenced in the Amendment

Whereas it is understood that Eden Energy Corp. is working with best efforts to advance the Diamond Range Prospect as per the mutually acceptable Amendment drafted, and is nearing completion of its due diligence program and it is also understood that possible delays may still occur which potentially are beyond the control of Eden Energy Corp. and/or agents working on Eden's behalf.

Now therefore, in consideration of the due diligence program still active on the Diamonds prospect and the commitment from Cedar Strat that it will not impose time limitations as it relates to the programs completion and that when requested by Eden will execute, without reservation, the Amendment, without reference to the leases here assigned, Eden agrees to assign Cedar Strat all of its right, title and interest in the Federal oil and gas leases, it may own as described below, located in Eureka, White Pine and Elko Counties, Nevada, without express or implied warranty of title, free and clear of any lease burdens or encumbrances.

Diamond Area:

All of Eden Energy Corp. leases in Townships 18N, R54-55E, including
Federal Oil and Gas Lease NVN-78839
Federal Oil and Gas Lease NVN-78840
Federal Oil and Gas Lease NVN-78842

A lease in Township 19N, R54E, comprising
Federal Oil and Gas Lease NVN-79197

Cherry Creek Area:

A lease in Township 27N, R62E, comprising
Federal Oil and Gas Lease NVN-81675

And if owned by Eden, lands comprising
Section 20, 27N63E;
Sections 17, 18, 26N63E
Section 15, 27N62E,

If the terms of this letter are acceptable, please sign both copies of this letter, returning one to the undersigned.

Yours truly,

Don Sharpe,
Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this 1st day of MARCH, 2007

Cedar Strat Corporation

By: ____________, Corporate Secretary

Agreed to and accepted this 2 day of March 2007

Fort Scott Energy Corp

By: ____________, its President